EXHIBIT INDEX

(12) Tax opinion for merger of AXP Focused Growth Fund into AXP New Dimensions Fund. Tax opinion for merger of AXP Growth Dimensions Fund into AXP New Dimensions Fund.

(16)(a) Directors'/Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.